Exhibit 99.2

LPCN 1144, an Androgen Receptor Agonist Targeted for NASH, Reduces Liver Fat and Key Serum Biomarkers

Jonathan A Baker, Kilyoung Kim, Nachiappan Chidambaram, Burke Byrne, Arun Sanyal, Michael Charlton, & Mahesh Patel

Background & Aims

Androgen receptor signaling has been shown to be involved in fibrosis, inflammation, and steatosis pathways in NASH. Here we report results from clinical trials with LPCN 1144, an orally bioavailable prodrug of testosterone, an androgen receptor agonist, on liver disease biomarkers in adult hypogonadal males.

Methods

The Liver Fat Study (LFS) is a 16-week open-label, multi-center, single arm study with LPCN 1144 treatment in subjects (N=36) with liver fat (LF) changes assessed by Magnetic Resonance Imaging-Proton Density Fat Fraction (MRI-PDFF).

The Study of Androgen Replacement (SOAR) trial was an active controlled randomized multicenter 52-week study with LPCN 1144.

Results

In the LFS, NAFLD (liver fat ≥ 5%) prevalence was 58 % at baseline (BL), with increased prevalence in obese males.

At the 8-week interim visit (16 week to be presented), subjects having BL liver fat ≥ 10% had mean absolute and relative liver fat reductions of 7.6% and 38%, respectively. Increasing BMI was associated with increased response (absolute liver fat change): BMI 30-40 kg/m2 (-5.2%); BMI ≥ 40 kg/m2 (- 9.4%). The responder rate, based on absolute LF reduction of at least 4.1%, for subjects with LF BL ≥ 10% was 86%. 28% of NAFLD confirmed subjects experienced NAFLD resolution with LPCN 1144.

In the SOAR trial, subjects with elevated baseline ALT, GGT, TG, and Lp-PLA2 experienced significant reductions. Significant normalization rates for above-normal levels of liver enzymes (ALT = 52%, GGT = 31%) and lipids (TG = 34%, and LDL-C = 56%) were observed post LPCN 1144 therapy. ALT responder rate (ALT normalization with at least 30% reduction) as a potential indicator of liver histological improvement was 43%.

Additionally, improvements were observed with LPCN 1144 in sexual and mental domains.

LPCN 1144, with up to 52 weeks exposure, exhibited no adverse drug reaction in the Hepatobilliary System Organ Class (e.g., peliosis hepatitis, hepatic neoplasms, cholestatic hepatitis and jaundice), no major adverse cardiac events (MACE), no signs of increased skeletal fragility or nephrotoxicity, and good gastrointestinal tolerability.

Conclusion

Our results indicate androgen deficiency is strongly associated with NAFLD/NASH in males. LPCN 1144 therapy meaningfully reduces liver fat in hypogonadal males, suggesting utility as a NAFLD/NASH therapy.